EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	PAM HAMILTON
NOVEMBER 28, 2007		415-381-8198
pam@hamiltoninkpr.com

BANK OF MARIN BANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

NOVATO, CA – Bank of Marin Bancorp (NASDQ: BMRC) Chairman Joel Sklar, M.D. and President and CEO Russell Colombo announced today that its Board of Directors has approved a share repurchase program to buy back outstanding common shares with a value totaling up to $5 million.  The repurchase program will allow Bank of Marin Bancorp to purchase common shares for a period of approximately twelve months in the open market or privately negotiated transactions, subject to market and business conditions.  The buyback is not subject to regulatory approval.

“The plan to repurchase shares reflects our commitment to continue to maximize shareholder value. The Board of Directors considers the company’s stock to be an attractive investment at current pricing levels. Its objective in authorizing the repurchase program is to increase the earnings per share of the shares remaining outstanding after the repurchase.  This program reflects our confidence in the future of the bank,” said Colombo.

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services.  These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge.  Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.